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                                                                   EXHIBIT 99.1

[VISTA GOLD CORP. LOGO]    7961 SHAFFER PARKWAY
                           SUITE 5
                           LITTLETON, COLORADO 80127
                           TELEPHONE (720) 981-1185
                           FAX (720) 981-1186

                                      Trading Symbol: VGZ
                                      Toronto and American Stock Exchanges

______________________________________________ NEWS ___________________________

VISTA GOLD CORP. ANNOUNCES A PROPOSED U.S. $6.1 MILLION PRIVATE PLACEMENT

DENVER, COLORADO SEPTEMBER 29, 2003 - Vista Gold Corp. (TSX & AMEX: VGZ) announces that subject to regulatory approval, it plans to undertake a private placement financing, in which it will raise gross proceeds of up to U.S. $6.12 million from the sale of up to 1.55 million units priced at U.S. $3.95 per unit. The proceeds will be used to acquire additional projects and to maintain and add value to projects already acquired. Each unit will consist of one common share and one three year warrant. The exercise price for each warrant will be U.S. $5.00 if exercised before the first anniversary of the closing date; $5.75 if exercised before the second anniversary of the closing date; and U.S. $6.50 if exercised before the third anniversary of the closing date.

The terms of the private placement require Vista to register for resale, under the U.S. Securities Act of 1933, the common shares issued in the placement, as well as the common shares issuable upon the exercise of warrants. The warrants have a provision for accelerating their expiry date as follows; starting six months after the share registration date, if the closing price of Vista's common shares on the American Stock Exchange is U.S. $1.00 or more above the respective exercise price (i.e., $6.00 before the first anniversary of the Closing date, U.S. $6.75 before the second anniversary, and U.S. $7.50 before the third anniversary) for a period of 20 consecutive trading days, then for 10 business days Vista has the option to request that the warrants be exercised. If the warrants are not exercised within 10 business days following this request, they will expire.

A cash finder's fee of 5% of the gross proceeds raised, and finder's legal costs not to exceed $15,000, will be paid to Global Resource Investments Ltd. in conjunction with the private placement.

The securities described above have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Hycroft projects in Nevada, the Long Valley project in California, the Paredones Amarillos and Guadalupe De Los Reyes projects in Mexico, and the Amayapampa project in Bolivia.







The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com